Exhibit 1.1

AMENDMENT TO

GRIFFIN CAPITAL NET LEASE REIT, INC.

DEALER MANAGER AGREEMENT AND PARTICIPATING DEALER AGREEMENT

THIS AMENDMENT is made and entered into this 15th day of February, 2013 (hereinafter referred to as the “Amendment”) to that certain Dealer Manager Agreement dated October 27, 2009, by and between Griffin Capital Net Lease REIT, Inc. (f/k/a The GC Net Lease REIT, Inc.), a Maryland corporation (the “Company”), and Griffin Capital Securities, Inc., a California corporation (the “Dealer Manager”), and associated Participating Dealer Agreement, for the sale of shares in the Company’s offering of securities (the “Offering”).

R E C I T A L S:

WHEREAS, the Dealer Manager is the Dealer Manager for the distribution of shares of common stock (“Shares”) in the Offering pursuant to the terms of that certain Dealer Manager Agreement dated October 27, 2009 between the Dealer Manager and the Company (the “Dealer Manager Agreement”);

WHEREAS, on January 31, 2013, the Company’s board of directors approved an increase in the share price of the primary offering component of the Offering to $10.28 per share, which increase is effective beginning on February 15, 2013; and

WHEREAS, the Dealer Manager and the Company desire to amend the terms of the Dealer Manager Agreement and the Participating Dealer Agreement to reflect the new share price and the new terms of the distribution reinvestment plan as detailed below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, and the Dealer Manager Agreement and Participating Dealer Agreement are hereby amended, modified and clarified, as follows:

1. Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Manager Agreement and Participating Dealer Agreement.

2. Amendments.

A. The first two sentences of the preamble of the Dealer Manager Agreement are hereby amended and restated as follows:

“Griffin Capital Net Lease REIT, Inc., a Maryland corporation (the “Company”), registered $821,250,000 in shares of its common stock, $0.001 par value per share (the “Shares”), for sale to the public (the “Offering”), of which (i) $750,000,000 in Shares are being offered pursuant to the primary offering and (ii) $75,000,000 in Shares are being offered pursuant to the Company’s distribution reinvestment plan. Except as described in the Prospectus (as defined below), the Shares are to be sold pursuant to the primary offering for a price of $10.28 per Share and the Shares are to be sold pursuant to the distribution reinvestment plan for approximately $9.77 per Share. The minimum purchase by any one person shall be $1,000 in Shares, except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Griffin Capital Securities, Inc. (the “Dealer Manager”).”

B. The first two sentences of Section III of the Participating Dealer Agreement are hereby amended and restated as follows:

“III. Pricing

Except as described in the Prospectus, Shares will be offered to the public at the offering price of $10.28 per Share pursuant to the primary offering and approximately $9.77 per Share pursuant to the distribution reinvestment plan. The minimum purchase by any one person shall be $1,000 in Shares, except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Dealer Manager.”

3. Miscellaneous. This Amendment to the Dealer Manager Agreement and Participating Dealer Agreement, and all other terms and conditions of the Dealer Manager Agreement and Participating Dealer Agreement not specifically amended by this Amendment shall continue and remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of California. No variation, modification or amendment to this Amendment shall be deemed valid or effective unless and until it is signed by the parties hereto. This Amendment may be executed in counterparts, each of which once so executed shall be deemed to be original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment as of the day and year set forth above.

GRIFFIN CAPITAL NET LEASE REIT, INC.

By:	/s/ Kevin A. Shields
Kevin A. Shields
Chief Executive Officer

GRIFFIN CAPITAL SECURITIES, INC.

By:	/s/ Jeffrey S. Schwaber
Jeffrey S. Schwaber
President of Capital Markets